Exhibit 10.4

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

DATED THE 20TH DAY OF MAY 2024

BETWEEN

HTL MARKETING PTE. LTD.

(Company Registration No.: 202041459W)

AND

HOMESTOLIFE PTE.LTD.

(Company Registration No.:198904163Z）

THE AMENDED AND RESTATED

Exclusive brand distribution Agreement

THIS AMENDED AND RESTATED EXCLUSIVE BRAND DISTRIBUTION AGREEMENT (THE “AGREEMENT”) is made on the 20th day of May 2024

BETWEEN:

(1)	HTL MARKETING PTE. LTD. (Company. Registration No: 202041459W, a company incorporated in Singapore and having its registered office at 229 Mountbatten Road, #03-44-45, Mountbatten Square Singapore 398007 (“Party A”); and

(2)	HOMESTOLIFE PTE. LTD. (Company Registration No:198904163Z), a company incorporated in Singapore and having its registered office at 6 Raffles Boulevard #02-01/02, Marina Square Singapore 039594) (“Party B”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	Party A is the registered proprietor of trademarks “DOMICIL” and “FABBRICA” in Singapore and has the right to license a third party to operate and sell the products of “DOMICIL” and “FABBRICA” brand.

(B)	On 4 January 2021, the Parties have entered into an exclusive brand distribution agreement (the “Exclusive Brand Distribution Agreement”) whereby Party A appointed Party B, and Party B accepted such appointment, as Party A’s exclusive retail distributor to market, promote and sell the Products (as defined herein) in the Distribution Territory (as defined herein).

(C)	The Parties wish to amend, restate and supersede the Exclusive Brand Distribution Agreement on the terms and conditions set out in this Agreement, and to the extent that the Exclusive Brand Distribution Agreement is varied, it is hereby so amended, restated and superseded by this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Scope of the appointment

1.1	Both Parties hereby agree that from the Commencement Date and throughout the Term of this Agreement, Party A shall appoint Party B, and Party B accepts such appointment, as the exclusive retail distributor to exclusively market, promote and sell the following products on the following effective dates:

(1)	products carrying the “DOMICIL” brand (the “DOMICIL Products”), with effect from 4 January 2021; and

(2)	products carrying “FABBRICA” brand (the “FABBRICA Products”), with effect from 1 November 2023,

(collectively, the “Products”), to end-customers in the Republic of Singapore (the “Distribution Territory”) by opening retail distributor stores (the “Party B’s Outlets”) in accordance with the provisions hereof.

1.2	Party B can only purchase the Products from Party A and sell the Products to any person in the Distribution Territory. Without the prior written consent of Party A, Party B shall not directly or indirectly sell the Products outside the Distribution Territory.

2.	Obligations of Party A

2.1	Party A shall exclusively provide Party B with the DOMICIL Products and FABBRICA Products product catalogue and the corresponding order price, which is the price including tax. Party A shall have the right to adjust the DOMICIL Products and FABBRICA Products product catalogue and the order price from time to time, and shall give prior written notice to Party B before the adjusted price takes effect.

2.2	Party A shall make available and deliver the Products to Party B on time in accordance with this Agreement and the relevant purchase order.

2.3	Party A shall make reasonable efforts to assist Party B to carry out sales activities, including providing Party B with necessary advertising materials and other publicity materials.

3.	Obligations of Party B

3.1	Party B shall perform all its obligations herein with due care, skill and diligence in accordance with the requirements of this Agreement and in such manner as to maximise the sales of the Products in the Distribution Territory.

3.2	Party B shall use its best endeavours to market, promote and sell the Products at Party B’s Outlets within the Distribution Territory, during the Term.

3.3	Party B’s rights and obligations hereunder shall not be assigned and is not authorized to appoint any other distributor, reseller or any other third parties to market, promote and/or sell the Products in the Distribution Territory.

3.4	Party B shall (at its own costs) carry out promotional and advertising activities necessary to achieve the highest sales performance of the Products in the Distribution Territory. All expenses, costs or expenses (including but not limited to travel expenses, accommodation expenses, entertainment expenses, office expenses, advertising expenses and main sales expenses) that may occur during the performance of this Agreement shall be borne by Party B and have nothing to do with Party A.

3.5	Party B shall (at its own costs) maintain sufficient number of suitably experienced and qualified employees and/or representatives at each of Party B’s Outlets to perform its obligations herein.

3.6	Party B shall (at its own costs) equip Party B’s Outlets with all necessary supplies, facilities and equipment for the purposes of marketing, promoting and selling the Products in accordance with the terms and conditions herein. Party B shall be solely responsible for the maintenance, upkeep and operation of Party B’s Outlets and for all activities occurring therein.

3.7	Party B shall (at its own costs) obtain and maintain all permits, authorities, consents and/or approvals which are necessary or desirable for it to discharge its obligations herein.

3.8	Party B’s business activities shall comply with all applicable laws and regulations (including but not limited to Consumer Protection (Fair Trading) Act 2003 of Singapore) relating to the marketing, promotion and/or the sale of the Products. Without prejudice to the foregoing, Party B shall not use any deceptive, misleading or unethical practices in connection with the marketing, the promotion and/or the sale of the Products, including making representations, warranties or guarantees regarding the same which are misleading, false or inaccurate. Party B shall indemnify Party A against any and all losses, damages, costs (including legal costs), expenses, actions, claims, demands, proceedings and other liabilities whatsoever on a full indemnity basis whether arising in contract, tort (including negligence) or under any statute or otherwise (the “Liabilities”) arising out of or in connection with the breach of this Clause.

3.9	Party B shall be responsible for the payment of any taxes, duties and/or levies that may be imposed on it by the relevant tax authorities pursuant to, or in connection with this Agreement in accordance with the applicable laws, regulations and policies.

3.10	In the process of selling the Products, Party B shall ensure that its representatives are supervised by suitably qualified and experienced supervisors who are assigned to carry out Party B’s obligations herein and shall attend meetings with Party A’s designated personnel as may be necessary for the performance of Party B’s obligations herein.

3.11	Without the prior written consent of Party A, Party B shall not sell any DOMICIL Products, FABBRICA Products or other products owned by Party A outside the Distribution Territory agreed herein.

3.12	Without the prior written consent of Party A, Party B shall not make any changes, amendments or improvements to the relevant Products, including but not limited to, their trademarks, labels, packaging or specifications.

3.13	During the Term of this Agreement and within 60 calendar days after the termination of this Agreement, Party B shall not, without Party A’s prior written consent, display, manufacture or sell any products of the same or similar category as the relevant Products, or cooperate with Party A’s competitors who manufacture or sell the same or similar Products, or become a competitor of Party A through the manufacture or sale of the related Products.

4.	Payment

4.1	All payments by Party B to Party A herein shall be paid in Singapore currency to Party A’s designated bank account and shall include applicable goods and services taxes.

4.2	Party B shall bear the bank charges incurred by the payment of various expenses.

4.3	Unless the payment terms are otherwise agreed in the relevant purchase order, Party B shall pay 100% the payment within 60 days (other than a Saturday or Sunday) on which commercial banks are open for business in Singapore (“Business Day”) after placing the purchase order.

4.4	Party A shall deliver the Products to Party B in accordance with the relevant purchase order, after receiving all the corresponding payment for the purchase order. If Party A is unable to deliver such Products according to the delivery date of the purchase order due to Party B’s delay in payment, Party B shall bear all responsibilities and risks arising therefrom and pay additional storage expenses to Party A that may arise therefrom.

4.5	Party A has the right to require Party B to pay in full, notwithstanding the other provisions herein.

5.	Complaints and After-sales service

5.1	After-sale service

In the event where there are any issue(s) or defect(s) reported by the end-customer (each, a “Complaint”) or where the end-customer seeks after-sale service(s) (each, an “After-sales Service Request”) in connection with the Products purchased from Party B,

(1)	Party B shall act as the initial point of contact for the end-customer for any Complaints or After-sale Service Requests for the Products in the Distribution Territory, and shall handle such Complaints and/or After-sales Service Request of the end-customers in a timely manner;

(2)	Party B shall, in accordance with Party A’s guidelines and regulations, inform the end-customers of the after-sales service process, methods and service prices for the Products, and document details of the Product(s) purchased by the end-customer, the Complaint received from the end-customer and/or the After-sales Service Request and requirements.

(3)	Party B shall inform Party A of the Complaint and/or After-sales Service Request and requirements of the end-customers in a timely manner, and assist Party A’s personnel to provide the relevant after-sales service to resolve the issue.

(4)	Upon receipt of the notice of Complaint and/or After-sales Service Request from Party B, Party A shall be responsible for the after-sales warranty and maintenance of the Products during the warranty period of the relevant Product. The cost of maintenance, return and replacement caused by product quality during the warranty period shall be borne by Party A; whereas the end-customers shall be responsible for the materials and service fees for the after-sales service provided for the relevant Products that are beyond the warranty period for the relevant Product, and the materials and service fees shall be charged to the end-customers in accordance with Party A’s quotation for such after-sales service fees.

(5)	Party B shall not be held liable for any manufacturing defects but must comply with the warranty procedures outlined by Party A. Except with the written consent of Party A, Party B shall not provide any after-sales service or maintenance for the Products, otherwise all consequences and losses caused thereby shall be borne by Party B.

5.2	The obligations of the Parties contained in this Clause 5 shall survive the expiry or termination of this Agreement.

6.	Commencement Date, Term and Termination

6.1	This Agreement shall commence from 4 January 2021 (the “Commencement Date”) and shall continue for a 20 year fixed term, (the “Initial Term”). At the expiration of this Initial Term, this Agreement will be automatically renewed on the same terms and conditions set out herein, unless otherwise agreed in writing between the Parties, for further successive periods of 20 years (each, a “Renewed Term”, and together with the Initial Term, shall be referred to as the “Term”), unless either Party gives prior written notice of non-renewal to the other Party 30 days in advance of the expiry of the relevant Term.

6.2	Notwithstanding anything in this Agreement, this Agreement may be terminated at any time during the Term by the mutual agreement of the Parties (the “Mutual Termination Agreement”).

6.3	This Agreement shall be immediately terminated by either Party (the “Terminating Party”) by giving written notice (the “Termination Notice”) thereof to the other Party (the “non-Terminating Party”) if any of the following circumstances shall occur:

(1)	the non-Terminating Party is in material or repeated breach of any of the terms of this Agreement and such breach, if capable of remedy, is not remedied within fourteen (14) calendar days from the date of written notice given by the other Party stating the details of the breach; or

(2)	the non-Terminating Party ceases or threatens to cease trading or enters into liquidation (voluntary or involuntary) or has a judicial manager, administrator, receiver or such similar officer appointed over any of its assets or has entered into any composition or arrangement for the benefit of creditors or becomes insolvent or fails to comply forthwith with any judgment made against it; or

(3)	the non-Terminating Party is unable to fulfil its obligations and responsibilities imposed by this Agreement for a period of sixty (60) calendar days or more due to Force Majure Event; or

(4)	it is or it becomes unlawful for a Party to perform or comply with any one or more of its material obligations under this Agreement.

6.4	Without prejudice to any other provision in this Agreement, this Agreement shall terminate upon the earlier of (the “Effective Termination Date”):

(1)	the expiry of the Term;

(2)	the date of the Mutual Termination Agreement; and

(3)	the date of the Termination Notice.

6.5	Upon the expiry or termination of this Agreement, both Parties have the following rights and obligations:

(1)	Party B shall cease to have any rights to market, promote or sell any of the Products and shall cease all marketing, promotional, sales and other activities on behalf of Party A;

(2)	Party B shall cease to have any rights to use any Intellectual Property of Party A;

(3)	the expiry or termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable under this Agreement, all of which amounts shall become immediately due and payable and the Parties shall forthwith settle such fees (including remittance, late payment, compensation for breach of contract, etc.), and all outstanding payments. Party B shall settle all amounts payable to Party A within five (5) calendar days from the date of expiry or termination of this Agreement;

(4)	the Parties shall destroy any and all copies and records retained by either Party relating to Confidential Information and any information and data supplied by or obtained by either Party for the purposes of this Agreement, and shall certify that the same has been destroyed and no written or other record of the aforesaid documents has been retained by the other Party; and

(5)	the expiry or termination of this Agreement shall not affect any accrued rights or liabilities of any Party in relation to any gross negligence, fraud, bad faith, wilful default or reckless disregard of the other Parties prior to the Effective Termination Date.

6.6	Notwithstanding the above, the expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or survive the termination of this Agreement and shall be without prejudice to any right of action already accrued to either Party in respect of any breach of this Agreement by the other Party.

7.	Intellectual Property Rights

7.1	For the purposes of this Agreement, “Intellectual Property” shall mean the trademark registration of “DOMICIL”, “” and “FABBRICA” trademarks, as well as all copyrights, trademarks, patents, design rights and all similar proprietary rights as may exist anywhere in the world (whether registered or unregistered) of Party A.

7.2	Party A hereby grants Party B a exclusive, non-transferable and royalty-free right and licence to use the trademarks “DOMICIL”, “” and “FABBRICA” and all other rights, titles, and interest in the Intellectual Property (the “Intellectual Property Rights”) in the Distribution Territory for the purpose of performing its obligations under this Agreement. Party B shall not use the Intellectual Property Rights for any purpose other than the performance of this Agreement.

7.3	In the course of performing its obligations under this Agreement, Party B may create, produce, use, display and distribute advertising, sales, marketing and other materials containing the trademarks “DOMICIL”, “” and “FABBRICA”. Prior to such use, display and distribution of such Intellectual Property, Party B shall obtain the prior written consent for the use, display and distribution of such materials. After the use, display and distribution of such materials, Party B shall properly maintain and manage such materials. Party B acknowledges and agrees that the Intellectual Property Rights and other rights of the aforementioned materials belong entirely to Party A or the registrant of the trademarks “DOMICIL”, “” and “FABBRICA” upon their creation such that Party A shall be the unencumbered beneficial owner of the Intellectual Property Rights and be entitled to use the Intellectual Property Rights at such times and in such places and manner as it considered to be appropriate.

7.4	Party B shall not use “DOMICIL”, “” and “FABBRICA” trademarks or provide them to others on any other products other than DOMICIL Products or FABBRICA Products, regardless of whether such use is for profit.

7.5	Party B shall not use any other trademark or logo other than the trademarks of “DOMICIL”, “” and “FABBRICA” on the commodities provided by Party A, unless with the prior written consent of Party A.

7.6	If Party B is informed of any act that constitutes or may constitute an infringement of Intellectual Property Rights, Party B shall promptly notify Party A.

7.7	Party B shall not infringe the Intellectual Property Rights in any form. Party B undertakes not to conduct and shall not allow or imply any third party to conduct any act that may affect or damage the Intellectual Property Rights.

7.8	The obligations of the Parties contained in this Clause 7 shall survive the expiry or termination of this Agreement.

8.	Confidentiality

8.1	Each Party (the “Receiving Party”) shall strictly keep confidential any information which is proprietary and confidential to a Party, including but not limited to the terms of this Agreement, information concerning or relating in any way whatsoever to such Party’s business materials, contract documents, customer lists, confidential manufacturing methods, costs, prices, technical data, product information and sales channels (the “Confidential Information”) disclosed, furnished or communicated to it by the other Party (the “Disclosing Party”) or obtained by it by virtue of this Agreement. Without the prior written consent of the Disclosing Party, the Receiving Party shall not, directly or indirectly, disclose or make available any such Confidential Information, in whole or in part, to any third party who is not expressly authorized to receive such Confidential Information pursuant to this Agreement.

8.2	The Receiving Party’s use of the Confidential Information is only for the purpose of the performance of this Agreement (the “Purpose”) and it shall not disclose or disseminate the Confidential Information to any other person other than its employees or professional consultants on a need-to-know basis for Purpose or for seeking advice on any matter arising out of this Agreement provided that the Receiving Party shall ensure that the Receiving Party’s employees or professional consultants are aware of and agree to abide by and be bound to similar confidentiality terms as those set out in this Clause.

8.3	Notwithstanding any other provision in this Agreement, the Parties acknowledge and agree that the Confidential Information shall not include any information:

(1)	which is or becomes publicly available (otherwise than as a result of a breach of confidentiality by the Receiving Party or its representatives);

(2)	which was already known to or in the possession of the Receiving Party prior to disclosure by the Disclosing Party;

(3)	which is subsequently received by the Receiving Party from a third party who has the right to disclose such information and/or who is not bound by obligations of confidentiality to the Disclosing Party;

(4)	which is independently developed by or on behalf of the Receiving Party without use of or reference to any of the Confidential Information; or

(5)	which is required to be disclosed by law or pursuant to any directive, regulation, code, rule or guideline (whether or not having the force of law) issued by such governmental or regulatory authority or stock exchange.

8.4	Upon the expiry or termination of this Agreement, the Receiving Party shall immediately cease its use of the Confidential Information and deliver up to the Disclosing Party or upon demand, irretrievably delete or destroy all Confidential Information belonging to the Disclosing Party in whatever form, which are in the custody or control of the Receiving Parties or any of its representatives.

8.5	The obligations of the Parties contained in this Clause 8 shall survive the expiry or termination of this Agreement.

9.	Force Majeure

9.1	For the purposes of this Agreement, “Force Majeure Event” means any events and circumstances that is beyond the reasonable control of either Party (including but not limited to earthquakes, typhoon, flood, fire, war, terrorist attack, or events that are restrict or prohibit either Party to perform its obligations under this Agreement).

9.2	If either Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, it shall immediately notify the other Party in writing of the Force Majeure Event and shall, within fifteen (15) calendar days, provide details of the Force Majeure Event, the reasons for the failure or delayed performance of this Agreement and relevant supporting documents. The Parties shall use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations to the extent possible.

9.3	In the event of a Force Majeure Event and provided that Clause 9.2 is complied with, the affected Party shall be excused from such performance or punctual performance of its obligations under this Agreement to the extent that it is necessarily prevented, hindered or delayed by the Force Majeure Event upon giving written notice to the other Party.

9.4	If either Party’s obligations are suspended by reason of the Force Majeure Event, the other Party will be correspondingly relieved of its obligations to perform for so long as the Force Majeure Event continues.

9.5	According to the impact of the Force Majeure Event on the performance of this Agreement, both Parties shall mutually agree whether to terminate this Agreement or exempt or partially exempt the performance of this Agreement or delay the performance of this Agreement.

10.	Notice

10.1	Any notice to be given under this Agreement shall be in writing and may be given to the relevant Party at its address or e-mail address set out below, or to such other address or e-mail address as such Party may have notified to the other Parties for the purposes of this Agreement:

Party a	:	HTL Marketing Pte. Ltd.
Company registration NO.:	:	202041459W
registered address	:	229 MOUNTBATTEN ROAD, #01-01, MOUNTBATTEN SQUARE, SINGAPORE
ATTENTION	:	Phua Yong Pin

PARTY B	:	HomesToLife Pte.Ltd.
Company registration NO.	:	198904163Z
registered address	:	6 RAFFLES BOULEVARD #02-01/02 MARINA SQUARE SINGAPORE (039594)
ATTENTION	:	Phua Mei Ming

10.2	Any such notice or communication shall be deemed to have been served:

(1)	if delivered by hand, at the time of delivery;

(2)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post;

(3)	if sent by courier, at the expiration of two (2) Business Days after the package containing the same shall have been received by the relevant courier company; or

(4)	if sent by email, upon the receipt by the sender of the confirmation note indicating that the email message has been sent in full to the recipient’s email address, or such other similar medium of receipt, provided always that in the event neither a response or confirmation email is received by the sender from the recipient within one (1) Business Day from the date of sending of the relevant email, the sender shall serve the notice or communication enclosed in the email via any other method set out in this Clause 10.2, in proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the email confirmation note indicates that the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.

11.	Relationship between the Parties

11.1	Party B shall at all times be regarded as an independent contractor of Party A.

11.2	Neither Party or its respective agent, employee, independent contractor or representative (1) shall be deemed to be an agent, employee or representative of the other party for any purpose, (2) shall be authorized to make any consent or commitment on behalf of the other Party, or in the name of or on behalf of the other Party, or (3) express to a third party its right to bind the other Party.

11.3	No provision of this Agreement shall constitute or be construed or presumed to create any employment, agency, partnership or joint venture relationship between the Parties.

12.	Others

12.1	This Agreement and the terms herein embody all the terms and conditions agreed between the Parties hereto. This Agreement supersedes and cancels all prior oral or written agreements, memoranda, understandings, undertakings, representations and warranties between the Parties relating to the subject matter of this Agreement, including but not limited to all earlier agreements relating to or in connection with the matters dealt with herein.

12.2	This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

12.3	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party hereto. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties hereto under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

12.4	No Party shall (nor shall purport to) assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it in whole or in part without prior written consent by the other Party.

12.5	The various provisions in this Agreement are severable and if any provision or identifiable part is held or found to be invalid or otherwise unenforceable, it shall be deemed to be severed from the provision, but the remainder of the provision shall remain in full force and effect.

12.6	The Contracts (Rights of Third Parties) Act 2001 of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement in his own name.

12.7	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

12.8	In the event of any dispute, controversy, difference, conflict or claim arising out of or relating to this Agreement or its performance, including without any limitation any question regarding its existence, validity, or a claim for unlawful act under applicable laws (“Dispute”), the Parties agree to attempt, for a period of thirty (30) calendar days after the receipt by a Party of a notice from any other Party(ies) of the existence of the Dispute (“Settlement Period”), to settle the Dispute by amicable settlement between the Parties.

12.9	In the event that the Dispute cannot be settled by an amicable settlement within the Settlement Period the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore for any Disputes arising in connection with this Agreement.

IN WITNESS WHEREOF the Parties have set their hand on the date first above written.

Signed for and on behalf of	)
HTL MARKETING PTE LTD. )
(Singapore Co. No: 202041459W))
by its authorized signatory	)
in the presence of:-)		/s/ Phua Yong Pin
Name: Phua Yong Pin
Designation: Director

/s/ Han Lijuan
Name of Witness: Han Lijuan
NRIC/ Passport No: [***]

Signed for an on behalf of	)
HOMESTOLIFE PTE.LTD.	)
(Singapore Co. No.198904163Z）	)
by its authorized signatory	)
in the presence of:	)	/s/ Phua Mei Ming
Name: Phua Mei Ming
Designation: Director

/s/ Chew Kwang Yong
Name of Witness: Chew Kwang Yong
NRIC/ Passport No: [***]